Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. REPORTS 2020 FIRST-QUARTER REPORTED DILUTED EPS OF $1.17 VERSUS $0.87 IN 2019, REFLECTING CURRENCY-NEUTRAL LIKE-FOR-LIKE ADJUSTED DILUTED EPS GROWTH OF 30.1%;
WITHDRAWS 2020 FULL-YEAR REPORTED DILUTED EPS FORECAST DUE SOLELY TO UNCERTAINTY RELATED TO COVID-19 PANDEMIC AND REPLACES WITH QUARTERLY FORECAST;
PROVIDES 2020 SECOND-QUARTER REPORTED DILUTED EPS FORECAST OF $1.00 TO $1.10, REFLECTING UNFAVORABLE CURRENCY IMPACT OF APPROXIMATELY $0.12

NEW YORK, April 21, 2020 – Philip Morris International Inc. (NYSE: PM) today announces its 2020 first-quarter results. Comparisons presented in this press release on a "like-for-like" basis reflect pro forma 2019 results, which have been adjusted for the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019 (the date of deconsolidation). In addition, reflecting the deconsolidation, PMI's total market share has been restated for previous periods.
2020 FIRST-QUARTER HIGHLIGHTS

•	Reported diluted EPS of $1.17, up by 34.5%; up by 49.4%, excluding currency

•	Adjusted diluted EPS of $1.21, up by 11.0%; up by 30.1% on a like-for-like basis, excluding currency

•
Cigarette and heated tobacco unit shipment volume down by 1.2% (reflecting cigarette shipment volume down by 4.4%, and heated tobacco unit shipment volume up by 45.5% to 16.7 billion units); down by 0.6% on a like-for-like basis

•	Market share of heated tobacco units in IQOS markets, excluding the U.S., up by 1.9 points to 6.6%

•	Net revenues up by 6.0%; up by 10.0% on a like-for-like basis, excluding currency

•	Operating income up by 36.0%; up by 45.6%, excluding currency

•	Adjusted operating income up by 25.5% on a like-for-like basis, excluding currency

•	Adjusted operating income margin up by 5.1 points to 41.3% on a like-for-like basis, excluding currency

•	Total IQOS users at quarter-end estimated at approximately 14.6 million, of which approximately 10.6 million have stopped smoking and switched to IQOS

•	During the quarter, PMI declared a regular quarterly dividend of $1.17 per common share, representing an annualized rate of $4.68

•	On March 30, 2020, PMI submitted a supplemental premarket tobacco product application (PMTA) for the IQOS 3 tobacco heating device with the U.S. Food and Drug Administration

"During these unprecedented times, our main focus is on the health and well-being of our employees and their families, our commercial partners and the broader communities in which we operate," said André Calantzopoulos, Chief Executive Officer. "To that end, we recently announced a new set of guiding principles to reassure our employees of the company’s commitment to job security. Thanks to our employees' efforts, our business continuity measures are operating effectively."
"We started the year with a very strong first quarter, reflecting continued structural growth momentum driven by our smoke-free portfolio and favorable combustible tobacco pricing. We experienced a limited impact on our performance from the early stages of the COVID-19 pandemic, as the onset of government restrictions related to social distancing and travel were generally only implemented in our key markets over the course of March."
"We expect that the pandemic will have adverse impacts on our full-year 2020 business results. Those already observable relate to a severe reduction of our duty-free sales, slower IQOS user acquisition and delayed minimum price enforcement in Indonesia. We also have to assume that, in certain markets, unemployment and related reductions in disposable income will have a temporary impact on market dynamics or the ability of certain small retailers to operate."
"The duration of the pandemic, the magnitude of its economic impact during the government restrictions, and the subsequent speed of recovery are today unknown. As we are currently unable to forecast with reasonable accuracy the impact of these factors for the remainder of the year, we are withdrawing our 2020 reported diluted EPS guidance of at least $5.50, originally provided on February 6, 2020, and are instead providing a forecast for the second quarter, for which we have relatively better visibility."
"Despite near-term uncertainty, our company is resilient with a robust financial position. I remain as confident as ever in the underlying fundamentals of our business over time and expect PMI to emerge from the current challenges even better positioned to deliver on our smoke-free ambition and reward our shareholders."
COVID-19: Q1 2020 Volume and Financial Impacts on Like-for-Like Change vs. Q1 2019
The estimated impacts of the COVID-19 pandemic on select PMI volume and currency-neutral financial metrics in the first quarter of 2020 are provided in the table below and primarily reflect favorable estimated distributor and trade inventory movements.

	Like-for-Like Change Fav./(Unfav.) (1)	Est. Impact Attributable to COVID-19
PMI Total Shipment Volume	(0.6)%	+1.7 p.p.
Net Revenues	10.0%	+2.0 p.p.
Adjusted Operating Income	25.5%	+5.6 p.p.
Adjusted Diluted EPS	30.1%	+6.8 p.p.

(1) Changes for Net Revenues, Adjusted Operating Income and Adjusted Diluted EPS exclude currency.
Explanations and reconciliations to the most directly comparable U.S. GAAP measures are provided in Appendix 2 and Schedule 8.

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COVID-19: Business Continuity Update
Since the onset of COVID-19, PMI has undertaken a number of business continuity measures to mitigate potential disruption to its operations and route-to-market in order to preserve the availability of products to its customers and adult consumers.
Currently, PMI has sufficient access to the inputs for its products and is not facing any significant business continuity issues with respect to key suppliers.
The large majority of PMI's manufacturing facilities globally are currently operational, including all heated tobacco unit factories. Certain cigarette production facilities are temporarily impacted by government-mandated shutdowns or production limitations. Such facilities account for approximately 20% of PMI's total cigarette production capacity worldwide.
Based on current sales trends, there are adequate inventories of PMI finished goods, on average across all markets, of over two months for heated tobacco units, over three months for tobacco heating devices, and over one and a half months for cigarettes. While government-related restrictions have led to complexities in the company's route-to-market in select geographies, PMI does not currently anticipate out-of-stock situations in any major operating income markets and generally expects consumers to have adequate access to its products. In certain emerging markets, potential difficulties for some smaller general trade outlets could lead to temporary localized out-of-stock situations given less developed route-to-market infrastructures.
Currently, PMI has ample liquidity resources through cash on hand, the ongoing cash generation of its business, and continued access to commercial paper. As of March 31, 2020, the company had approximately $3.7 billion of cash and cash equivalents, $1.1 billion of commercial paper, with an average term of approximately 30 days, and $7.5 billion in stand-by revolving credit facilities. PMI repaid approximately $3.6 billion in bond maturities during the first quarter and paid approximately $3.6 billion in dividends to shareholders year-to-date April (reflecting dividends declared in the fourth quarter of 2019 and the first quarter of 2020). The company has a well laddered bond portfolio and $0.3 billion of bonds maturing through the end of 2020.
COVID-19: Primary Business Impacts
While the trajectory and duration of the COVID-19 pandemic -- and related government restrictions -- remain uncertain, PMI anticipates three primary areas of impact from temporary changes to its operating environment:

•
Reduced Duty-Free Sales: Government travel restrictions and related reductions in passenger travel are having a significant impact on the company's duty-free business, which contributed approximately 4% of total net revenues in 2019 and has relatively high unit margins reflecting its skew to premium brands. As a result of this premium skew, only a portion of the COVID-linked duty-free volume decline is expected to be recovered by the company's own brand portfolio in local markets, and generally at lower margins.

•
Delayed IQOS User Acquisition: Lock-down measures and other restrictions limit PMI's ability to engage with adult smokers through the company's field sales forces, as well as company-owned and third-party retail touch-points, and are only partly mitigated by PMI's increasing use of digital tools that enable virtual guided trials and other e-commerce activities. Based on trends since lock-down measures were introduced in various markets, the rate of new user acquisition is expected to be, on average, around 50% lower than anticipated for as long as government restrictions are in place, with variation depending on the level of restrictions by market.

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•
Indonesia - Minimum Retail Price Delay: The Indonesian government has announced that the enforcement of the new minimum price, originally scheduled for April 1, 2020, is delayed until June due to COVID-19 restrictions. This is expected to impact retail prices at the low end of the market and related price gaps with PMI's cigarette brands, with a corresponding negative impact on PMI's cigarette market share and timing of pricing.

PMI also anticipates uncertainty as to the general economic impact of the global pandemic and ultimate shape of the recovery, particularly with respect to unemployment, disposable income, consumption and the extent of any down-trading, as well as retail operations in certain developing markets.
2020 FULL-YEAR FORECAST WITHDRAWAL
Given the inherent uncertainty surrounding the COVID-19 pandemic and the related impact on PMI's business globally, the company is currently unable to forecast its full-year financial results with reasonable accuracy. PMI is therefore withdrawing its 2020 reported diluted EPS forecast of at least $5.50, originally provided on February 6, 2020.
The limited impact of COVID-19 on the company's first-quarter 2020 financial results primarily reflected the relatively late-quarter onset of the pandemic in many of PMI's key markets. However, as an increasing number of governments globally have now enforced self-isolation and lock-down measures -- the duration and severity of which remain uncertain -- the company anticipates an adverse impact on its full-year results that cannot be accurately quantified at this time.
Based on data from markets to date, particularly those that were impacted by COVID-19-related government restrictions earlier in the year, PMI believes that the adverse impacts on its business from the pandemic are temporary in nature, mainly subject to the duration of government lock-downs and the subsequent timing of recovery.
2020 SECOND-QUARTER FORECAST
Although the company is unable to assess with reasonable accuracy the impact of COVID-19 on its business over the full year, it has relatively better visibility on the second quarter of 2020.
As initially communicated on February 6th, PMI anticipated a soft second quarter in 2020, notably due to an unfavorable prior year comparison, existing dynamics in Indonesia and the phasing of certain costs. The company now anticipates a further adverse impact related to the COVID-19 pandemic, with the largest quarterly impact this year expected in the second quarter.
PMI forecasts second-quarter reported diluted EPS to be in a range of $1.00 to $1.10, including an unfavorable currency impact, at prevailing exchange rates, of approximately $0.12 per share.
This forecast assumes the following estimated unfavorable EPS impacts in the quarter related to COVID-19:

•	10 cents for distributor and trade inventory movements, mainly related to reversals from the first quarter;

•	9 cents for lost Duty-Free sales, net of domestic sales recapture, assuming no recovery in global travel in the period;

•
5 to 15 cents for the impact of the delay in minimum price enforcement in Indonesia and other COVID-19-related factors, including temporary reductions in daily consumption and down-trading in certain developing markets.

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The forecast also assumes:

•	a currency-neutral net revenue decline of approximately 8% to 12%, wholly attributable to COVID-19-related factors, including lower IQOS device sales; and

•	no additional disruption in the company's ability to supply its customers, based on its current operations and inventory levels.
Until PMI is able to estimate the full-year 2020 impact of COVID-19 on its business with greater certainty, the company plans to continue providing quarterly forecasts on a one quarter forward basis, with the exception of the following items forecasted for the full year:

•	capital expenditures of approximately $0.8 billion, compared to approximately $1.0 billion disclosed previously, with the reduction unrelated to reduced-risk product investments; and

•	an effective tax rate of approximately 23%, subject to changes in full-year earnings mix.
The forecasts in this press release exclude the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the U.S. Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to RBH, any unusual events, and any COVID-19-related developments different from the assumptions set forth in the company's forecasts.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Conference Call
A conference call, hosted by André Calantzopoulos, Chief Executive Officer, and Martin King, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on April 21, 2020. Access is at www.pmi.com/2020Q1earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

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CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	First-Quarter
(million units)	2020	2019	Change
Cigarettes
European Union	40,646	39,488	2.9%
Eastern Europe	21,419	20,320	5.4%
Middle East & Africa	29,996	33,304	(9.9)%
South & Southeast Asia	37,595	41,492	(9.4)%
East Asia & Australia	12,299	12,113	1.5%
Latin America & Canada	15,063	17,580	(14.3)%
Total PMI	157,018	164,297	(4.4)%

Heated Tobacco Units
European Union	4,661	2,293	+100%
Eastern Europe	4,366	1,548	+100%
Middle East & Africa	470	754	(37.7)%
South & Southeast Asia	—	—	—%
East Asia & Australia	7,122	6,849	4.0%
Latin America & Canada (1)	108	54	+100%
Total PMI	16,727	11,498	45.5%

Cigarettes and Heated Tobacco Units
European Union	45,307	41,781	8.4%
Eastern Europe	25,785	21,868	17.9%
Middle East & Africa	30,466	34,058	(10.5)%
South & Southeast Asia	37,595	41,492	(9.4)%
East Asia & Australia	19,421	18,962	2.4%
Latin America & Canada	15,171	17,634	(14.0)%
Total PMI	173,745	175,795	(1.2)%
(1) Includes shipments to Altria Group, Inc., commencing in the third quarter of 2019, for sale in the United States under license.
During the quarter, PMI's total shipment volume decreased by 1.2%, or by 0.6% on a like-for-like basis, principally due to:

•	Middle East & Africa, reflecting lower cigarette shipment volume, notably in Saudi Arabia and Turkey, partly offset by North Africa;

•	South & Southeast Asia, reflecting lower cigarette shipment volume, primarily in Indonesia, Pakistan and the Philippines; and

•
Latin America & Canada, reflecting lower cigarette shipment volume, primarily in Argentina, Canada (mainly due to the impact of the deconsolidation of RBH), and Mexico. On a like-for-like basis, PMI's total shipment volume in the Region decreased by 8.8%;

partly offset by

•	the EU, reflecting higher heated tobacco unit shipment volume across the Region, particularly in Italy, as well as higher cigarette shipment volume, notably in Germany and Italy;

•
Eastern Europe, reflecting higher heated tobacco unit shipment volume across the Region, notably in Russia and Ukraine, as well as higher cigarette shipment volume, mainly in Russia, partly offset by Ukraine; and

•	East Asia & Australia, mainly reflecting higher cigarette and heated tobacco unit shipment volume in Japan.

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First-Quarter Impact of Inventory Movements
On a like-for-like basis, excluding the net favorable impact of estimated distributor inventory movements of approximately 5.4 billion units, PMI’s total in-market sales declined by 3.7%, due to a 6.7% decline in cigarettes, partly offset by a 35.6% increase in heated tobacco units.
The net favorable impact of estimated distributor inventory movements of approximately 5.4 billion units reflected:

•	A net favorable impact of 4.7 billion cigarettes, mainly driven by the EU Region, Japan, North Africa, PMI Duty Free and Russia, partly offset by Saudi Arabia; and

•	A net favorable impact of 0.7 billion heated tobacco units, mainly driven by the EU Region and Russia.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	First-Quarter
(million units)	2020	2019	Change
Cigarettes
Marlboro	59,245	59,963	(1.2)%
L&M	22,641	21,816	3.8%
Chesterfield	12,903	14,298	(9.8)%
Philip Morris	11,463	10,723	6.9%
Sampoerna A	8,548	7,901	8.2%
Parliament	7,573	8,830	(14.2)%
Dji Sam Soe	6,175	6,651	(7.2)%
Bond Street	5,612	5,671	(1.0)%
Lark	4,025	5,270	(23.6)%
Fortune	2,482	3,045	(18.5)%
Others	16,351	20,129	(18.8)%
Total Cigarettes	157,018	164,297	(4.4)%
Heated Tobacco Units (1)	16,727	11,498	45.5%
Total PMI	173,745	175,795	(1.2)%
(1) Includes shipments to Altria Group, Inc., commencing in the third quarter of 2019, for sale in the United States under license.
Note: Sampoerna A includes Sampoerna; Philip Morris includes Philip Morris/Dubliss; and Lark includes Lark Harmony.
PMI's cigarette shipment volume of the following brands decreased:

•	Marlboro, mainly due to the GCC, Indonesia, Mexico and Turkey, partially offset by Germany, Italy, Japan, North Africa and Russia;

•	Chesterfield, mainly due to Argentina, Russia, Saudi Arabia and Turkey, partly offset by Brazil;

•	Parliament, mainly due to Russia and Turkey;

•	Dji Sam Soe in Indonesia, mainly due to Dji Sam Soe Magnum Mild, reflecting adult smoker down-trading to super-low-price brands due to widened price gaps;

•	Bond Street, mainly due to Ukraine, partly offset by Russia;

•	Lark, mainly due to Japan and Turkey;

•	Fortune in the Philippines, mainly reflecting the impact of the August 2019 price increase, which widened price gaps with competitive brands; and

•	"Others," notably due to: the impact of the deconsolidation of RBH in Canada; mid-price Sampoerna U in Indonesia and Muratti in Turkey; and low-price Morven in Pakistan.

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The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy), Eastern Europe (notably Russia and Ukraine) and Japan, partly offset by PMI Duty Free.
PMI's cigarette shipment volume of the following brands increased:

•	L&M, mainly driven by Mexico and North Africa (primarily Egypt), partly offset by Saudi Arabia;

•	Philip Morris, primarily driven by Japan and Russia, partly offset by Argentina; and

•	Sampoerna A in Indonesia, mainly driven by premium A Mild, notably reflecting reduced price gaps with directly competitive mid and low-price brands.
First-Quarter International Share of Market
PMI's total international market share (excluding China and the U.S.), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, decreased by 0.2 points to 27.9%, reflecting:

•	Total international market share for cigarettes of 25.0%, down by 1.1 points; and

•	Total international market share for heated tobacco units of 2.9%, up by 0.9 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 0.8 points to 25.9%, mainly reflecting: out-switching to heated tobacco units, as well as lower cigarette market share, notably in Argentina, Indonesia, Mexico, Pakistan, Saudi Arabia and Turkey.
CONSOLIDATED FINANCIAL SUMMARY

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 7,153	$ 6,751	6.0%	7.1%	402	(74)	323	381	(228)
Cost of Sales	(2,402)	(2,465)	2.6%	0.6%	63	49	—	29	(15)
Marketing, Administration and Research Costs (2)	(1,944)	(2,217)	12.3%	20.0%	273	(171)	—	—	444
Amortization of Intangibles	(18)	(19)	5.3%	5.3%	1	—	—	—	1
Operating Income	$ 2,789	$ 2,050	36.0%	45.6%	739	(196)	323	410	202
Asset Impairment & Exit Costs (3)	—	(20)	+100%	+100%	20	—	—	—	20
Canadian Tobacco Litigation-Related Expense (3)	—	(194)	+100%	+100%	194	—	—	—	194
Loss on Deconsolidation of RBH (3)	—	(239)	+100%	+100%	239	—	—	—	239
Adjusted Operating Income	$ 2,789	$ 2,503	11.4%	19.3%	286	(196)	323	410	(251)

Adjusted Operating Income Margin	39.0%	37.1%	1.9pp	4.2pp
(1) Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Unfavorable Cost/Other variance of $9 million, excluding 2019 asset impairment and exit costs, the 2019 Canadian tobacco litigation-related expense and the 2019 Loss on deconsolidation of RBH.
(3) Included in Marketing, Administration and Research Costs above.
Note: Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

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During the quarter, net revenues, excluding unfavorable currency, increased by 7.1%, mainly reflecting: a favorable pricing variance, notably driven by Australia, the GCC, Germany, Mexico, the Philippines and Turkey, partly offset by Italy; and a favorable volume/mix, primarily driven by heated tobacco unit volume (notably in the EU and Eastern Europe, partly offset by PMI Duty Free), partially offset by lower IQOS device volume (notably in Japan) and lower cigarette volume (mainly due to Mexico, the Philippines, Saudi Arabia and Turkey, largely offset by Germany, Italy, Japan, North Africa and Russia). The currency-neutral growth in net revenues of 7.1% came despite the unfavorable impact of $228 million, shown in "Cost/Other," mainly resulting from the deconsolidation of RBH. On a like-for-like basis, net revenues, excluding unfavorable currency, increased by 10.0%, as detailed in Schedule 8.
Operating income, excluding unfavorable currency, increased by 45.6%, notably reflecting a favorable comparison to charges recorded in the first quarter of 2019 of $453 million, shown in "Cost/Other," related to the loss on deconsolidation of RBH, the Canadian tobacco litigation-related expense, and asset impairment and exit costs related to a plant closure in Pakistan.
Excluding the impact of these 2019 charges, adjusted operating income, excluding unfavorable currency, increased by 19.3%, primarily reflecting: a favorable pricing variance; and favorable volume/mix, primarily driven by heated tobacco unit volume (notably in the EU and Eastern Europe, partly offset by PMI Duty Free); partially offset by higher manufacturing costs; higher marketing, administration and research costs (notably reflecting increased investment behind reduced-risk products, mainly in the EU and Eastern Europe); and the net unfavorable impact resulting from the deconsolidation of RBH, included in "Cost/Other." On a like-for-like basis, adjusted operating income, excluding unfavorable currency, increased by 25.5%, as detailed in Schedule 8.
Adjusted operating income margin, excluding currency, increased by 4.2 points to 41.3%, as detailed in Schedule 7, or by 5.1 points to 41.3% on a like-for-like basis, as detailed in Schedule 8.
EUROPEAN UNION REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,535	$ 2,159	17.4%	20.7%	376	(70)	16	430	—

Operating Income	$ 1,158	$ 896	29.2%	36.5%	262	(65)	16	378	(67)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,158	$ 896	29.2%	36.5%	262	(65)	16	378	(67)

Adjusted Operating Income Margin	45.7%	41.5%	4.2pp	5.4pp
During the quarter, net revenues, excluding unfavorable currency, increased by 20.7%, primarily reflecting favorable volume/mix, mainly driven by higher heated tobacco unit volume across the Region (notably in the Czech Republic, Germany, Italy and Poland), as well as higher cigarette volume (notably in Germany and Italy). The favorable pricing variance reflected higher combustible pricing across the Region (notably in Germany), partly offset by lower heated tobacco unit pricing (notably in Italy) and lower IQOS device pricing.
Operating income, excluding unfavorable currency, increased by 36.5%, mainly reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; and a favorable pricing variance; partly offset by higher manufacturing costs; and higher marketing, administration and research costs, largely related to increased investments behind reduced-risk products.
Adjusted operating income margin, excluding currency, increased by 5.4 points to 46.9%, as detailed in Schedule 7.

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Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	First-Quarter
			Change
	2020	2019	% / pp
Total Market (billion units)	109.3	107.4	1.8%

PMI Shipment Volume (million units)
Cigarettes	40,646	39,488	2.9%
Heated Tobacco Units	4,661	2,293	+100%
Total EU	45,307	41,781	8.4%

PMI Market Share
Marlboro	17.7%	18.2%	(0.5)
L&M	6.5%	6.7%	(0.2)
Chesterfield	5.7%	5.9%	(0.2)
Philip Morris	2.6%	2.8%	(0.2)
HEETS	3.9%	2.1%	1.8
Others	3.0%	3.2%	(0.2)
Total EU	39.4%	38.9%	0.5
In the quarter, the estimated total market in the EU increased by 1.8% to 109.3 billion units, mainly driven by:

•
Denmark, up by +100%, mainly reflecting the net favorable impact of estimated trade inventory movements in advance of a significant excise tax increase on April 1, 2020. Excluding these movements, the total estimated market decreased by 2.0%; and

•	Germany, up by 3.7%, or down by 1.8% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting the impact of price increases in March 2019;
partly offset by

•	France, down by 8.7%, primarily reflecting the impact of significant excise tax-driven price increases in November 2019 and March 2020, and a higher prevalence of illicit trade.
Excluding the net favorable impact of estimated trade inventory movements, the estimated total market in the EU was down by 0.4%.
PMI's total shipment volume increased by 8.4% to 45.3 billion units, reflecting:

•
higher heated tobacco unit shipment volume across the Region, driven by higher market share (notably in Germany, Italy and Poland) and the net favorable impact of estimated distributor inventory movements (partly driven by distributor inventory increases related to COVID-19, notably in Italy); and

•
higher cigarette shipment volume, mainly driven by the net favorable impact of estimated distributor inventory movements (partly driven by distributor inventory increases related to COVID-19, notably in Italy and Spain), partly offset by lower market share (notably in Italy and Poland, partially reflecting out-switching to heated tobacco units).

Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales in the Region increased by 3.1%.

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EASTERN EUROPE REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 788	$ 579	36.1%	35.1%	209	6	14	189	—

Operating Income	$ 99	$ 129	(23.3)%	48.1%	(30)	(92)	14	129	(81)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 99	$ 129	(23.3)%	48.1%	(30)	(92)	14	129	(81)

Adjusted Operating Income Margin	12.6%	22.3%	(9.7)pp	2.1pp
During the quarter, net revenues, excluding favorable currency, increased by 35.1%, mainly reflecting: favorable volume/mix, predominantly driven by higher heated tobacco unit volume in Russia and Ukraine; and a favorable pricing variance, driven mainly by higher combustible pricing (notably in Russia and Ukraine), partly offset by lower IQOS device pricing (predominantly in Russia).
Operating income, excluding unfavorable currency (primarily related to an adverse transaction currency impact from the revaluation of foreign currency payables in Russia), increased by 48.1%, mainly reflecting: favorable volume/mix, reflecting the same drivers as for net revenues noted above; and a favorable pricing variance; partially offset by higher manufacturing costs and higher marketing, administration and research costs (primarily related to reduced-risk products in Russia and Ukraine).
Adjusted operating income margin, excluding currency, increased by 2.1 points to 24.4%, as detailed in Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Eastern Europe decreased, notably due to:

•
Russia, down by 0.1%, or by 3.9% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting the impact of price increases, as well as an increase in the prevalence of illicit trade; and

•	Ukraine, down by 6.5%, mainly reflecting the impact of excise tax-driven price increases.

PMI Shipment Volume	First-Quarter
(million units)	2020	2019	Change
Cigarettes	21,419	20,320	5.4%
Heated Tobacco Units	4,366	1,548	+100%
Total Eastern Europe	25,785	21,868	17.9%
PMI's total shipment volume increased by 17.9% to 25.8 billion units, mainly driven by:

•	Kazakhstan, up by 15.6%, mainly reflecting a higher market share of heated tobacco units; and

•
Russia, up by 24.0%, or by 14.5% excluding the net favorable impact of estimated distributor inventory movements (primarily for cigarettes and driven by distributor inventory increases due to COVID-19), mainly reflecting a higher market share of heated tobacco units.

MIDDLE EAST & AFRICA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 876	$ 927	(5.5)%	(5.3)%	(51)	(2)	72	(76)	(45)

Operating Income	$ 321	$ 344	(6.7)%	(1.2)%	(23)	(19)	72	(30)	(46)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 321	$ 344	(6.7)%	(1.2)%	(23)	(19)	72	(30)	(46)

Adjusted Operating Income Margin	36.6%	37.1%	(0.5)pp	1.6pp
During the quarter, net revenues, excluding unfavorable currency, decreased by 5.3%, reflecting: unfavorable volume/mix, mainly due to lower heated tobacco unit and IQOS device volume in PMI Duty Free and lower cigarette volume (notably in Saudi Arabia and Turkey, partly offset by Kuwait and North Africa); and lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other"; partially offset by a favorable pricing variance, driven predominantly by the GCC and Turkey.
Operating income, excluding unfavorable currency, decreased by 1.2%, reflecting: unfavorable volume/mix, mainly due to lower heated tobacco unit volume in PMI Duty Free and lower cigarette volume (notably in Saudi Arabia, partly offset by Kuwait and North Africa); and unfavorable "Cost/Other," mainly due to lower fees for certain distribution rights, as for net revenues noted above, and higher manufacturing costs, partly offset by lower marketing, administration and research costs; partially offset by a favorable pricing variance.
Adjusted operating income margin, excluding currency, increased by 1.6 points to 38.7%, as detailed in Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in the Middle East & Africa decreased, mainly due to:

•	International Duty Free, down by 33.0%, primarily reflecting the impact of government travel restrictions and reduced passenger traffic due to the COVID-19 pandemic;

•	Saudi Arabia, down by 18.6%, notably reflecting the increased prevalence of non-domestic products following the implementation of plain packaging in the fourth quarter of 2019; and

•	Turkey, down by 24.1%, mainly reflecting a higher prevalence of illicit trade related to cut tobacco following significant industry-wide price increases in 2019;
partly offset by

•	Egypt, up by 5.9%, partly reflecting a lower prevalence of illicit trade and in-switching to cigarettes from other tobacco products.

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PMI Shipment Volume	First-Quarter
(million units)	2020	2019	Change
Cigarettes	29,996	33,304	(9.9)%
Heated Tobacco Units	470	754	(37.7)%
Total Middle East & Africa	30,466	34,058	(10.5)%
PMI's total shipment volume decreased by 10.5% to 30.5 billion units, notably due to:

•	PMI Duty Free, down by 12.8%, or by 28.1% excluding the net favorable impact of estimated distributor inventory movements (driven by cigarettes), mainly reflecting the lower total market;

•
Saudi Arabia, down by 72.6%. Excluding the net unfavorable impact of estimated distributor inventory movements of 2.3 billion cigarettes, largely attributable to the timing of shipments in 2019, PMI's in-market sales decreased by 20.4%, mainly due to the lower total market; and

•	Turkey, down by 27.0%, mainly reflecting the lower total market and lower market share due primarily to adult smoker down-trading following the price increases;
partly offset by

•	Egypt, up by 17.1%, or by 6.1% excluding the net favorable impact of estimated distributor inventory movements, mainly reflecting the higher total market.
SOUTH & SOUTHEAST ASIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,251	$ 1,113	12.4%	10.7%	138	19	159	(40)	—

Operating Income	$ 599	$ 440	36.1%	31.8%	159	19	159	(18)	(1)
Asset Impairment & Exit Costs (1)	—	(20)	+100%	+100%	20	—	—	—	20
Adjusted Operating Income	$ 599	$ 460	30.2%	26.1%	139	19	159	(18)	(21)

Adjusted Operating Income Margin	47.9%	41.3%	6.6pp	5.8pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues, excluding favorable currency, increased by 10.7%, reflecting a favorable pricing variance, principally driven by the Philippines, partly offset by unfavorable volume/mix, mainly due to lower cigarette volume in Indonesia and the Philippines, partially offset by favorable cigarette mix in Indonesia.
Operating income, excluding favorable currency, increased by 31.8%, partly reflecting a favorable comparison to a charge recorded in the first quarter of 2019, shown in "Cost/Other," for asset impairment and exit costs related to a plant closure in Pakistan.
Excluding the impact of the 2019 charge, adjusted operating income, excluding favorable currency, increased by 26.1%, reflecting a favorable pricing variance, partly offset by unfavorable volume/mix, due to the same factors as for net revenues noted above, and higher marketing, administration and research costs.

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Adjusted operating income margin, excluding currency, increased by 5.8 points to 47.1%, as detailed in Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in South & Southeast Asia decreased, notably due to:

•	Indonesia, down by 0.6%, or by approximately 7% excluding the net favorable impact of estimated trade inventory movements, mainly reflecting the impact of excise tax-driven price increases;

•	Pakistan, down by 25.3%, or by 41.9% excluding the net favorable impact of estimated trade inventory movements, mainly due to the impact of excise tax-driven price increases in June 2019; and

•
the Philippines, down by 8.9%, or by 13.2% excluding the net favorable impact of estimated trade inventory movements, mainly reflecting the impact of industry-wide price increases in the third quarter of 2019 and the implementation of quarantines related to COVID-19 in select geographies beginning in mid-March 2020.

PMI Shipment Volume	First-Quarter
(million units)	2020	2019	Change
Cigarettes	37,595	41,492	(9.4)%
Heated Tobacco Units	—	—	—%
Total South & Southeast Asia	37,595	41,492	(9.4)%
PMI's total shipment volume decreased by 9.4% to 37.6 billion units, notably due to:

•	Indonesia, down by 7.6%, primarily reflecting lower market share, mainly due to Marlboro and Dji Sam Soe Magnum Mild, partly offset by Sampoerna A;

•	Pakistan, down by 35.0%, mainly due to the lower total market; and

•	the Philippines, down by 8.8%, mainly reflecting the lower total market.
EAST ASIA & AUSTRALIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,255	$ 1,321	(5.0)%	(4.3)%	(66)	(9)	13	(70)	—

Operating Income	$ 486	$ 427	13.8%	14.8%	59	(4)	13	(11)	61
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 486	$ 427	13.8%	14.8%	59	(4)	13	(11)	61

Adjusted Operating Income Margin	38.7%	32.3%	6.4pp	6.5pp
During the quarter, net revenues, excluding unfavorable currency, decreased by 4.3%, reflecting: unfavorable volume/mix, mainly due to lower IQOS device volume in Japan and unfavorable cigarette volume/mix in Australia, partly offset by higher cigarette and heated tobacco unit volume in Japan. The unfavorable volume/mix was partly offset by a favorable pricing variance, mainly driven by Australia.

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Operating income, excluding unfavorable currency, increased by 14.8%, mainly reflecting lower manufacturing costs related to Japan; lower marketing, administration and research costs; and a favorable pricing variance; partly offset by unfavorable volume/mix, notably due to unfavorable cigarette volume/mix in Australia, partially offset by higher cigarette volume in Japan.
Adjusted operating income margin, excluding currency, increased by 6.5 points to 38.8%, as detailed in Schedule 7.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in East Asia & Australia, excluding China, decreased, notably due to:

•	Australia, down by 19.1%, or by 7.9% excluding the net unfavorable impact of estimated trade inventory movements, mainly due to the impact of excise tax-driven retail price increases;

•	Japan, down by 5.7%, mainly reflecting adult smoker out-switching from cigarettes to the cigarillo category; and

•	Taiwan, down by 14.4%, or by 3.2% excluding the net unfavorable impact of estimated trade inventory movements, notably due to an increase in the prevalence of illicit trade.

PMI Shipment Volume	First-Quarter
(million units)	2020	2019	Change
Cigarettes	12,299	12,113	1.5%
Heated Tobacco Units	7,122	6,849	4.0%
Total East Asia & Australia	19,421	18,962	2.4%
PMI's total shipment volume increased by 2.4% to 19.4 billion units, notably in:

•
Japan, up by 5.6%, reflecting the net favorable impact of estimated distributor inventory movements of approximately 0.8 billion units (driven by a 0.9 billion favorable impact for cigarettes), partly due to accelerated cigarette and heated tobacco unit shipments to the distributor related to COVID-19. Excluding the impact of these inventory movements, PMI's in-market sales decreased by 0.9%, mainly due to the lower total market, partly offset by higher heated tobacco unit market share.

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LATIN AMERICA & CANADA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 448	$ 652	(31.3)%	(28.5)%	(204)	(18)	49	(52)	(183)

Operating Income	$ 126	$ (186)	+100%	+100%	312	(35)	49	(38)	336
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Canadian Tobacco Litigation-Related Expense (2)	—	(194)	+100%	+100%	194	—	—	—	194
Loss on Deconsolidation of RBH (2)	—	(239)	+100%	+100%	239	—	—	—	239
Adjusted Operating Income	$ 126	$ 247	(49.0)%	(34.8)%	(121)	(35)	49	(38)	(97)

Adjusted Operating Income Margin	28.1%	37.9%	(9.8)pp	(3.4)pp
(1) Unfavorable Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Included in marketing, administration and research costs at the consolidated operating income level.
Note: Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

During the quarter, net revenues, excluding unfavorable currency, decreased by 28.5%, reflecting: the unfavorable impact of the deconsolidation of RBH shown in "Cost/Other"; and unfavorable volume/mix, notably due to lower cigarette volume in Argentina and Mexico; partly offset by a favorable pricing variance, driven by Mexico. On a like-for-like basis, net revenues, excluding unfavorable currency, decreased by 1.3%, as detailed in Schedule 9.
Operating income, excluding unfavorable currency, increased by +100%, notably reflecting a favorable comparison to charges recorded in the first quarter of 2019 of $433 million, included in "Cost/Other," related to the loss on deconsolidation of RBH and the Canadian tobacco litigation-related expense.
Excluding the impact of these 2019 charges, adjusted operating income, excluding unfavorable currency, decreased by 34.8%, reflecting: the unfavorable impact of the deconsolidation of RBH, included in "Cost/Other"; and unfavorable volume/mix, due to the same factors as for net revenues noted above; partly offset by a favorable pricing variance and lower marketing, administration and research costs. On a like-for-like basis, excluding unfavorable currency, adjusted operating income increased by 30.3%, as detailed in Schedule 9.
Adjusted operating income margin, excluding currency, decreased by 3.4 points to 34.5%, as detailed in Schedule 7, or increased by 8.2 points to 34.0% on a like-for-like basis, as detailed in Schedule 9.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Latin America & Canada decreased, notably due to:

•	Argentina, down by 5.7%, mainly reflecting the impact of price increases; and

•	Mexico, down by 10.5%, mainly due to the impact of excise tax-driven price increases in January 2020;
partly offset by

•	Brazil, up by 10.3%, mainly reflecting a lower prevalence of illicit trade due to reduced price gaps with legal products and improved macro-economic conditions.

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PMI Shipment Volume	First-Quarter
(million units)	2020	2019	Change
Cigarettes	15,063	17,580	(14.3)%
Heated Tobacco Units	108	54	+100%
Total Latin America & Canada	15,171	17,634	(14.0)%
PMI's total shipment volume decreased by 14.0% to 15.2 billion units, or by 8.8% on a like-for-like basis, notably due to:

•	Argentina, down by 13.2%, primarily reflecting a lower market share due to adult smoker down-trading to ultra-low-price brands produced by local manufacturers, as well as the lower total market; and

•	Mexico, down by 14.0%, mainly due to the lower total market and lower market share due to adult smoker down-trading.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the U.S. under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2020, PMI estimates that approximately 10.6 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 53 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic.

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Although we have business continuity plans and other safeguards in place, there is no assurance that such plans and safeguards will be effective. While much of the COVID-19 pandemic and its effect on our business is still unknown, currently, significant risks include our diminished ability to convert adult smokers to our RRPs, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers, lower demand for our products, particularly for our mid-price or premium-price brands, and increased illicit trade. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our RRPs and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.
Despite our efforts to manage these risks, their impact also depends on factors beyond our knowledge or control, including the duration and severity of the outbreak and actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2019. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Key Terms, Definitions and Explanatory Notes
General

•	"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

•	Comparisons are made to the same prior-year period unless otherwise stated.

•	Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.

•
References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business. In addition, to reflect the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019, PMI's total market share has been restated for previous periods.

•	"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.

•	"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.

•	In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.

•	"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.

•	"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.

•	"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).

•
Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), PMI will continue to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.

•
From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.

Financial

•
Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
Net revenues related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of IQOS devices produced by third-party electronics manufacturing service providers. Estimated costs associated with IQOS warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.

•
"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and

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costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.

•
"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six operating segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs, the Canadian tobacco litigation-related expense and the charge related to the deconsolidation of RBH in Canada); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region, as well as the impact of the deconsolidation in RBH.

•	"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.

•
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.

•	"Net debt" is defined as total debt, less cash and cash equivalents.

•
Management reviews net revenues, OI, OI margins, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. For example, PMI’s adjusted diluted EPS and other impacted results reflect the loss on deconsolidation of RBH and the Canadian tobacco litigation-related expense, recorded in the first quarter of 2019, and the Russia excise & VAT charge, recorded in the third quarter of 2019. PMI believes that the adjusted measures, including pro forma measures, will provide useful insight into underlying business trends and results, and will provide a more meaningful performance comparison for the period during which RBH remains under CCAA protection. For PMI's 2018 pro forma adjusted diluted EPS by quarter and year-to-date, see Schedule 3 in PMI's first-quarter 2019 earnings release.

•
Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.

•
U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018.

•
"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.

•
The estimated impact from the COVID-19 pandemic primarily reflects management’s estimate for shipments to distributors and trade partners that have been made solely for the purpose of increasing safety stocks. The impact also includes the estimated reduction of shipments to duty free distributors and trade partners resulting from the pandemic-related decline in international travel.

Reduced-Risk Products

•
Reduced Risk Products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

•
"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Marlboro and HEETS FROM MARLBORO, defined collectively as HEETS, as well as Marlboro HeatSticks and Parliament HeatSticks.

•	Unless otherwise stated, all references to IQOS are to PMI's heat-not-burn products.

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•	The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

•	“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) IQOS users that used PMI HTUs for at least 5% of their daily tobacco consumption over the past seven days.

•
The estimated number of people who have "stopped smoking and switched to IQOS" is defined as: for markets where IQOS is the only heat-not-burn product, daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days; for markets where IQOS is one among other heat-not-burn products, daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% are PMI HTUs.

IQOS in the United States

•
On April 30, 2019, the U.S. Food and Drug Administration (FDA) announced that the marketing of a version of IQOS, PMI's heat-not-burn product, together with its heated tobacco units (the term PMI uses to refer to heated tobacco consumables), is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision follows its comprehensive assessment of PMI’s premarket tobacco product applications (PMTAs) submitted to the Agency in 2017. In the third quarter of 2019, PMI brought a version of its IQOS Platform 1 device and three variants of its heated tobacco units to the U.S. through its license with Altria Group, Inc., whose subsidiary, Philip Morris USA Inc., is responsible for marketing the product and complying with the provisions set forth in the FDA's marketing order. On March 30, 2020, PMI submitted a supplemental PMTA for the IQOS 3 tobacco heating device with the FDA.

•
Shipment volume of heated tobacco units to the U.S. is included in the heated tobacco unit shipment volume of the Latin America & Canada segment. Revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc. for sale under license in the U.S. are included in Net Revenues of the Latin America & Canada segment.

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																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	pp Change	2020	2019	pp Change

Total	606.6	624.7	(2.9)	173.7	175.8	(1.2)	157.0	164.3	(4.4)	16.7	11.5	45.5	27.9	28.1	(0.2)	2.9	2.0	0.9

European Union
France	8.3	9.1	(8.7)	4.0	4.2	(3.0)	4.0	4.1	(3.8)	—	—	—	44.5	45.0	(0.5)	0.4	0.2	0.2
Germany	16.0	15.4	3.7	6.7	6.1	10.8	6.4	5.9	7.3	0.4	0.2	+100	42.2	39.5	2.7	2.4	1.0	1.4
Italy	15.7	15.6	0.6	9.2	7.7	19.1	7.8	7.1	8.9	1.4	0.6	+100	51.9	51.0	0.9	7.4	3.7	3.7
Poland	10.8	10.6	2.0	4.3	4.2	2.4	3.9	4.0	(4.3)	0.5	0.2	+100	40.0	39.9	0.1	4.3	1.8	2.5
Spain	10.4	10.2	1.8	3.7	3.6	1.8	3.5	3.5	(0.4)	0.1	0.1	+100	31.0	31.7	(0.7)	0.9	0.6	0.3

Eastern Europe
Russia	46.6	46.7	(0.1)	15.0	12.1	24.0	12.4	11.3	9.8	2.6	0.8	+100	32.6	28.4	4.2	6.5	3.0	3.5

Middle East & Africa
Saudi Arabia	4.3	5.3	(18.6)	1.1	3.8	(72.6)	1.0	3.8	(72.8)	—	—	—	40.8	41.7	(0.9)	—	—	—
Turkey	22.4	29.5	(24.1)	10.2	13.9	(27.0)	10.2	13.9	(27.0)	—	—	—	45.1	47.2	(2.1)	—	—	—

South & Southeast Asia
Indonesia	67.2	67.6	(0.6)	20.4	22.1	(7.6)	20.4	22.1	(7.6)	—	—	—	30.4	32.7	(2.3)	—	—	—
Philippines	15.3	16.8	(8.9)	10.7	11.7	(8.8)	10.7	11.7	(8.8)	—	—	—	70.2	70.1	0.1	—	—	—

East Asia & Australia
Australia	2.5	3.1	(19.1)	0.7	0.8	(7.2)	0.7	0.8	(7.2)	—	—	—	28.0	24.4	3.6	—	—	—
Japan	35.5	37.7	(5.7)	12.8	12.1	5.6	6.8	6.5	5.6	6.0	5.7	5.6	36.3	34.5	1.8	19.1	17.0	2.1
Korea	16.2	15.6	3.6	3.5	3.6	(2.8)	2.4	2.5	(1.2)	1.1	1.2	(6.2)	21.8	23.3	(1.5)	6.6	7.3	(0.7)

Latin America & Canada
Argentina	8.0	8.5	(5.7)	5.3	6.1	(13.2)	5.3	6.1	(13.2)	—	—	—	66.1	72.3	(6.2)	—	—	—
Mexico	6.7	7.4	(10.5)	4.1	4.7	(14.0)	4.1	4.7	(14.2)	—	—	—	61.1	63.6	(2.5)	0.2	—	0.2

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units; PMI Market Share estimates for previous periods are restated to reflect RBH deconsolidation and exclude RBH-owned brands.

					Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Shipment Volume Adjusted for the Impact of RBH Deconsolidation and COVID-19
(in million units) / (Unaudited)

Total PMI	Quarters Ended March 31,
	2020		2019		% Change
Total Shipment Volume	173,745		175,795		(1.2)%
Shipment Volume for RBH-owned brands (1)			(1,008)	(2)
Total Shipment Volume	173,745		174,787	(3)	(0.6)%
Estimated impact related to COVID-19	(3,000)
Total Shipment Volume	170,745	(4)	174,787	(3)	(2.3)%

Total Cigarette Shipment Volume	157,018		164,297		(4.4)%
Shipment Volume for RBH-owned brands (1)			(1,008)	(2)
Total Cigarette Shipment Volume	157,018		163,289	(3)	(3.8)%
Estimated impact related to COVID-19	(2,600)
Total Cigarette Shipment Volume	154,418	(4)	163,289	(3)	(5.4)%

Total HTU Shipment Volume	16,727		11,498		45.5%
Estimated impact related to COVID-19	(400)
Total HTU Shipment Volume	16,327	(4)	11,498		42.0%

Latin America & Canada

Total Shipment Volume	15,171		17,634		(14.0)%
Shipment Volume for RBH-owned brands			(995)	(2)
Total Shipment Volume	15,171		16,639	(3)	(8.8)%

(1) Includes Duty Free sales in Canada
(2) Represents volume for RBH-owned brands from January 1, 2019 through March 21, 2019
(3) Pro forma
(4) Pro forma, ex-COVID-19

Note: Shipment Volume includes Cigarettes and Heated Tobacco Units; following the deconsolidation of RBH, we report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owners

		Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Diluted EPS	Quarters Ended
	March 31,
2020 Diluted Earnings Per Share (1)		$1.17
2019 Diluted Earnings Per Share (1)		$0.87
Change		$0.30
% Change	34.5%

Reconciliation:
2019 Diluted Earnings Per Share (1)		$0.87
2019 Asset impairment and exit costs		0.01
2019 Canadian tobacco litigation-related expense		0.09
2019 Loss on deconsolidation of RBH		0.12
2019 Tax items		—
2020 Asset impairment and exit costs		—
2020 Fair value adjustment for equity security investments	(0.04)
2020 Tax items		—
Currency	(0.13)
Interest		0.01
Change in tax rate	(0.01)
Operations (2)		0.25
2020 Diluted Earnings Per Share (1)		$1.17

(1) Basic and diluted EPS were calculated using the following (in millions):

	Quarters Ended
	March 31,
	2020	2019
Net Earnings attributable to PMI	$ 1,826	$ 1,354
Less: Distributed and undistributed earnings attributable to share-based payment awards	5	4
Net Earnings for basic and diluted EPS	$ 1,821	$ 1,350

Weighted-average shares for basic EPS	1,557	1,555
Plus Contingently Issuable Performance Stock Units	1	1
Weighted-average shares for diluted EPS	1,558	1,556

(2) Includes the impact of shares outstanding and share-based payments

				Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

	Quarters Ended March 31,
	2020	2019	% Change
Reported Diluted EPS	$ 1.17	$ 0.87	34.5%
Less: Currency	(0.13)
Reported Diluted EPS, excluding Currency	$ 1.30	$ 0.87	49.4%

	Quarters Ended March 31,			Year Ended
	2020	2019	% Change	2019
Reported Diluted EPS	$ 1.17	$ 0.87	34.5%	$ 4.61
Asset impairment and exit costs	—	0.01		0.23
Canadian tobacco litigation-related expense	—	0.09		0.09
Loss on deconsolidation of RBH	—	0.12		0.12
Russia excise and VAT audit charge	—	—		0.20
Fair value adjustment for equity security investments	0.04	—		(0.02)
Tax items	—	—		(0.04)
Adjusted Diluted EPS	$ 1.21	$ 1.09	11.0%	$ 5.19
Less: Currency	(0.13)
Adjusted Diluted EPS, excluding Currency	$ 1.34	$ 1.09	22.9%

							Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Pro Forma Adjusted Diluted EPS
(Unaudited)

	Quarter Ended	Quarter Ended	Six Months Ended	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended
	March 31,	June 30,	June 30,	September 30,	September 30,	December 31,	December 31,
	2019	2019	2019	2019	2019	2019	2019
Reported Diluted EPS	$ 0.87	$ 1.49	$ 2.36	$ 1.22	$ 3.57	$ 1.04	$4.61
Asset impairment and exit costs	0.01	0.01	0.02	0.01	0.03	0.20	0.23
Canadian tobacco litigation-related expense	0.09	—	0.09	—	0.09	—	0.09
Loss on deconsolidation of RBH	0.12	—	0.12	—	0.12	—	0.12
Russia excise and VAT audit charge	—	—	—	0.20	0.20	—	0.20
Fair value adjustment for equity security investments	—	—	—	—	—	(0.02)	(0.02)
Tax items	—	(0.04)	(0.04)	—	(0.04)	—	(0.04)
Adjusted Diluted EPS	$ 1.09	$ 1.46	$ 2.55	$ 1.43	$ 3.97	$ 1.22	$ 5.19
Net earnings attributable to RBH	(0.06) (1)	—	(0.06) (1)	—	(0.06) (1)	—	(0.06) (1)
Pro Forma Adjusted Diluted EPS	$ 1.03	$ 1.46	$ 2.49	$ 1.43	$ 3.91	$ 1.22	$ 5.13

(1) Represents the impact of net earnings attributable to RBH from January 1, 2019 through March 21, 2019
Note: EPS is computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

								Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended March 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2020					Combustible Products	2019	% Change
$ 1,911	$ (53)	$ 1,963	—	$ 1,963	European Union	$ 1,812	5.4%	8.4%	8.4%
523	(4)	526	—	526	Eastern Europe	471	11.1%	11.8%	11.8%
832	(2)	835	—	835	Middle East & Africa	829	0.5%	0.7%	0.7%
1,251	19	1,232	—	1,232	South & Southeast Asia	1,113	12.4%	10.7%	10.7%
642	(7)	649	—	649	East Asia & Australia	638	0.6%	1.8%	1.8%
440	(18)	458	—	458	Latin America & Canada	646	(31.9)%	(29.2)%	(29.2)%
$ 5,598	$ (65)	$ 5,663	—	$ 5,663	Total Combustible	$ 5,508	1.6%	2.8%	2.8%

2020					Reduced-Risk Products	2019	% Change
$ 624	$ (17)	$ 642	—	$ 642	European Union	$ 347	79.9%	84.9%	84.9%
265	10	256	—	256	Eastern Europe	108	+100%	+100%	+100%
44	—	43	—	43	Middle East & Africa	98	(55.7)%	(56.0)%	(56.0)%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
613	(2)	615	—	615	East Asia & Australia	683	(10.2)%	(10.0)%	(10.0)%
8	—	8	—	8	Latin America & Canada(1)	6	38.5%	41.3%	41.3%
$ 1,555	$ (9)	$ 1,564	—	$ 1,564	Total RRPs	$ 1,243	25.1%	25.8%	25.8%

2020					PMI	2019	% Change
$ 2,535	$ (70)	$ 2,605	—	$ 2,605	European Union	$ 2,159	17.4%	20.7%	20.7%
788	6	782	—	782	Eastern Europe	579	36.1%	35.1%	35.1%
876	(2)	878	—	878	Middle East & Africa	927	(5.5)%	(5.3)%	(5.3)%
1,251	19	1,232	—	1,232	South & Southeast Asia	1,113	12.4%	10.7%	10.7%
1,255	(9)	1,264	—	1,264	East Asia & Australia	1,321	(5.0)%	(4.3)%	(4.3)%
448	(18)	466	—	466	Latin America & Canada	652	(31.3)%	(28.5)%	(28.5)%
$ 7,153	$ (74)	$ 7,227	—	$ 7,227	Total PMI	$ 6,751	6.0%	7.1%	7.1%

(1) Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

									Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income		Total	Excluding Currency	Excluding Currency & Acquisitions

2020					Quarters Ended March 31,	2019		% Change
$ 1,158	$ (65)	$ 1,223	—	$ 1,223	European Union	$ 896		29.2%	36.5%	36.5%
99	(92)	191	—	191	Eastern Europe	129		(23.3)%	48.1%	48.1%
321	(19)	340	—	340	Middle East & Africa	344		(6.7)%	(1.2)%	(1.2)%
599	19	580	—	580	South & Southeast Asia	440	(1)	36.1%	31.8%	31.8%
486	(4)	490	—	490	East Asia & Australia	427		13.8%	14.8%	14.8%
126	(35)	161	—	161	Latin America & Canada	(186)	(2)	+100%	+100%	+100%
$ 2,789	$ (196)	$ 2,985	—	$ 2,985	Total PMI	$ 2,050		36.0%	45.6%	45.6%

(1) Includes asset impairment and exit costs ($20 million)
(2) Includes the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million)

													Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2020							Quarters Ended March 31,	2019				% Change
$ 1,158	—	$ 1,158	$ (65)	$ 1,223	—	$ 1,223	European Union	$ 896	—		$ 896	29.2%	36.5%	36.5%
99	—	99	(92)	191	—	191	Eastern Europe	129	—		129	(23.3)%	48.1%	48.1%
321	—	321	(19)	340	—	340	Middle East & Africa	344	—		344	(6.7)%	(1.2)%	(1.2)%
599	—	599	19	580	—	580	South & Southeast Asia	440	(20)	(1)	460	30.2%	26.1%	26.1%
486	—	486	(4)	490	—	490	East Asia & Australia	427	—		427	13.8%	14.8%	14.8%
126	—	126	(35)	161	—	161	Latin America & Canada	(186)	(433)	(2)	247	(49.0)%	(34.8)%	(34.8)%
$ 2,789	—	$ 2,789	$ (196)	$ 2,985	—	$ 2,985	Total PMI	$ 2,050	$ (453)		$ 2,503	11.4%	19.3%	19.3%

(1) Represents asset impairment and exit costs
(2) Includes the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million)

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2020									Quarters Ended March 31,	2019			% Points Change
$ 1,158	$ 2,535	45.7%	$ 1,223	$ 2,605	46.9%	$ 1,223	$ 2,605	46.9%	European Union	$ 896	$ 2,159	41.5%	4.2	5.4	5.4
99	788	12.6%	191	782	24.4%	191	782	24.4%	Eastern Europe	129	579	22.3%	(9.7)	2.1	2.1
321	876	36.6%	340	878	38.7%	340	878	38.7%	Middle East & Africa	344	927	37.1%	(0.5)	1.6	1.6
599	1,251	47.9%	580	1,232	47.1%	580	1,232	47.1%	South & Southeast Asia	460	1,113	41.3%	6.6	5.8	5.8
486	1,255	38.7%	490	1,264	38.8%	490	1,264	38.8%	East Asia & Australia	427	1,321	32.3%	6.4	6.5	6.5
126	448	28.1%	161	466	34.5%	161	466	34.5%	Latin America & Canada	247	652	37.9%	(9.8)	(3.4)	(3.4)
$ 2,789	$ 7,153	39.0%	$ 2,985	$ 7,227	41.3%	$ 2,985	$ 7,227	41.3%	Total PMI	$ 2,503	$ 6,751	37.1%	1.9	4.2	4.2

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 6
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedule 4

					Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of RBH, COVID-19, excluding Currency
($ in millions, except per share data) / (Unaudited)

	Quarters Ended March 31,
	2020		2019		% Change
Net Revenues	$ 7,153		$ 6,751		6.0%
Net Revenues attributable to RBH			(181)	(1)
Net Revenues	$ 7,153		$ 6,570	(2)	8.9%
Less: Currency	(75)
Net Revenues, ex. currency	$ 7,228		$ 6,570	(2)	10.0%
Estimated impact related to COVID-19	(130)
Net Revenues, ex. currency	$ 7,098	(3)	$ 6,570	(2)	8.0%

Adjusted Operating Income (4)	$ 2,789		$ 2,503		11.4%
Operating Income attributable to RBH			(126)	(1)
Adjusted Operating Income	$ 2,789		$ 2,377	(2)	17.3%
Less: Currency	(195)
Adjusted Operating Income, ex. currency	$ 2,984		$ 2,377	(2)	25.5%
Estimated impact related to COVID-19	(133)
Adjusted Operating Income, ex. currency	$ 2,851	(3)	$ 2,377	(2)	19.9%

Adjusted OI Margin	39.0%		37.1%		1.9
Adjusted OI Margin attributable to RBH			(0.9)	(1)
Adjusted OI Margin	39.0%		36.2%	(2)	2.8
Less: Currency	(2.3)
Adjusted OI Margin, ex. currency	41.3%		36.2%	(2)	5.1
Estimated impact related to COVID-19	(1.1)
Adjusted OI Margin, ex. currency	40.2%	(3)	36.2%	(2)	4.0

Adjusted Diluted EPS (5)	$ 1.21		$ 1.09		11.0%
Net earnings attributable to RBH			(0.06)	(1)
Adjusted Diluted EPS	$ 1.21		$ 1.03	(2)	17.5%
Less: Currency	(0.13)
Adjusted Diluted EPS, ex. currency	$ 1.34		$ 1.03	(2)	30.1%
Estimated impact related to COVID-19	(0.07)
Adjusted Diluted EPS, ex. currency	$ 1.27	(3)	$ 1.03	(2)	23.3%

(1) Represents the impact attributable to RBH from January 1, 2019 through March 21, 2019
(2) Pro forma
(3) Pro forma, ex-COVID-19
(4) For the calculation of Adjusted Operating Income, see Schedule 6
(5) For the calculation, see Schedule 2
Note: Financials attributable to RBH include Duty Free sales in Canada

				Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of RBH, excluding Currency
($ in millions) / (Unaudited)

Latin America & Canada	Quarters Ended March 31,
	2020	2019		% Change
Net Revenues	$ 448	$ 652		(31.3)%
Net Revenues attributable to RBH		(179)	(1)
Net Revenues	$ 448	$ 473	(2)	(5.3)%
Less: Currency	(19)
Net Revenues, ex. currency	$ 467	$ 473	(2)	(1.3)%

Operating Income	$ 126	$ (186)		+100%
Less:
Asset impairment and exit costs	—	—
Canadian tobacco litigation-related expense	—	(194)
Loss on deconsolidation of RBH	—	(239)
Adjusted Operating Income	$ 126	$ 247		(49.0)%
Operating Income attributable to RBH		(125)	(1)
Adjusted Operating Income	$ 126	$ 122	(2)	3.3%
Less: Currency	(33)
Adjusted Operating Income, ex. currency	$ 159	$ 122	(2)	30.3%

Adjusted OI Margin	28.1%	37.9%		(9.8)
Adjusted OI Margin attributable to RBH		(12.1)	(1)
Adjusted OI Margin	28.1%	25.8%	(2)	2.3
Less: Currency	(5.9)
Adjusted OI Margin, ex. currency	34.0%	25.8%	(2)	8.2

(1) Represents the impact attributable to RBH from January 1, 2019 through March 21, 2019
(2) Pro forma

		Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

	Quarters Ended March 31,
	2020	2019	Change Fav./(Unfav.)
Revenues including Excise Taxes	$ 18,253	$ 17,705	3.1%
Excise Taxes on products	11,100	10,954	(1.3)%
Net Revenues	7,153	6,751	6.0%
Cost of sales	2,402	2,465	2.6%
Gross profit	4,751	4,286	10.8%
Marketing, administration and research costs (1)	1,944	2,217	12.3%
Amortization of intangibles	18	19
Operating Income	2,789	2,050	36.0%
Interest expense, net	129	152	15.1%
Pension and other employee benefit costs	23	21	(9.5)%
Earnings before income taxes	2,637	1,877	40.5%
Provision for income taxes	596	424	(40.6)%
Equity investments and securities (income)/loss, net	54	(11)
Net Earnings	1,987	1,464	35.7%
Net Earnings attributable to noncontrolling interests	161	110
Net Earnings attributable to PMI	$ 1,826	$ 1,354	34.9%

Per share data (2):
Basic Earnings Per Share	$ 1.17	$ 0.87	34.5%
Diluted Earnings Per Share	$ 1.17	$ 0.87	34.5%

(1) Includes in 2019 asset impairment and exit costs ($20 million), the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million).
(2) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters ended March 31, 2020 and 2019 are shown on Schedule 1, Footnote 1.

		Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$3,746	$6,861
All other current assets	13,115	13,653
Property, plant and equipment, net	6,107	6,631
Goodwill	5,284	5,858
Other intangible assets, net	1,850	2,113
Investments in unconsolidated subsidiaries and equity securities	4,390	4,635
Other assets	3,002	3,124
Total assets	$37,494	$42,875

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$1,438	$338
Current portion of long-term debt	1,933	4,051
All other current liabilities	13,213	14,444
Long-term debt	24,999	26,656
Deferred income taxes	838	908
Other long-term liabilities	6,136	6,077
Total liabilities	48,557	52,474

Total PMI stockholders' deficit	(12,944)	(11,577)
Noncontrolling interests	1,881	1,978
Total stockholders' (deficit) equity	(11,063)	(9,599)
Total liabilities and stockholders' (deficit) equity	$37,494	$42,875

				Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended March 31, 2020			Year Ended December 31, 2019
	April ~ December	January ~ March	12 months
	2019	2020	rolling
Net Earnings	$6,264	$1,987	$8,251	$7,728
Equity investments and securities (income)/loss, net	(138)	54	(84)	(149)
Provision for income taxes	1,869	596	2,465	2,293
Interest expense, net	418	129	547	570
Depreciation and amortization	724	241	965	964
Asset impairment and exit costs and Others (1)	776	—	776	1,229
Adjusted EBITDA	$9,913	$3,007	$12,920	$12,635

			March 31,	December 31,
			2020	2019
Short-term borrowings			$1,438	$338
Current portion of long-term debt			1,933	4,051
Long-term debt			24,999	26,656
Total Debt			$28,370	$31,045
Cash and cash equivalents			3,746	6,861
Net Debt			$24,624	$24,184

Ratios:
Total Debt to Adjusted EBITDA			2.20	2.46
Net Debt to Adjusted EBITDA			1.91	1.91

(1) For the period April to December 2019, Others include the Russia excise and VAT charge ($374 million). For the year ended December 31, 2019, Others include the Canadian tobacco litigation-related expense ($194 million), the loss on deconsolidation of RBH ($239 million) and the Russia excise and VAT audit charge ($374 million).

			Schedule 13
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

	Quarters Ended March 31,
	2020	2019	% Change
Net cash provided by operating activities (1)	$ 1,111	$ 1,241	(10.5)%
Less: Currency	(50)
Net cash provided by operating activities, excluding currency	$ 1,161	$ 1,241	(6.4)%

(1) Operating cash flow